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                                                        Exhibit 8.01

                       Opinion of Debevoise & Plimpton
                               as to Tax Matters





                                                               December 29, 1997

MBIA Inc.
113 King Street
Armonk, New York 10504


                      Agreement and Plan of Merger Among
                    MBIA Inc., CMA Acquisition Corporation
                            and CapMAC Holdings Inc
                         Dated as of November 13 1997
                         ----------------------------

Ladies and Gentlemen:

          We have acted as counsel to MBIA Inc., a Connecticut corporation ("MBIA"), in connection with the proposed merger (the "Merger") of CMA Acquisition Corporation, a Delaware corporation ("Merger Sub"), a wholly owned subsidiary of MBIA with and into CapMAC Holdings Inc., a Delaware corporation ("CapMAC"), pursuant to the Agreement and Plan of Merger among MBIA, Merger Sub and CapMAC, dated as of November 13, 1997 (the "Merger Agreement")

          In so acting, we have participated in the preparation of the Merger Agreement and the preparation and filing with the Securities and Exchange Commission of a Proxy Statement/Prospectus of MBIA and CapMAC relating to the proposed Merger and to the shares of common stock, par value $1.00 per share, of MBIA to be issued to CapMAC shareholders in the Merger pursuant to the Merger Agreement (the "Proxy Statement"). We have also examined and
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MBIA Inc.                                                      December 29, l997

relied upon the representations and warranties as to factual matters set forth in the documents referred to above, and the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

          Subject to the foregoing and to the qualifications and limitations set forth herein, and assuming that the Merger is consummated in accordance with the Merger Agreement and as described in the Proxy Statement, we hereby confirm our opinion set forth in the Proxy Statement under the heading "THE PROPOSED
MERGER --Certain Federal Income Tax Consequences of the Merger".

          This opinion is limited solely to the federal law of the Utited States as in effect on the date hereof and the relevant facts that exist as of the date hereof. No assurance can be given that the law or facts will not change, and we have not undertaken to advise you or any other person with respect to any event subsequent to the date hereof.

          We are delivering this opinion to you and, without our prior written consent, no other persons are entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement and to the use of our name under the captions "THE PROPOSED MERGER -- Certain Federal Income Tax Consequences of the Merger' and "LEGAL MATTERS" in the
Proxy Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,

                                        /s/ Debevoise & Plimpton